Exhibit 15

June 7, 2005

Rockwell Automation, Inc.
777 East Wisconsin Avenue, Suite 1400
Milwaukee, Wisconsin  53202

                 We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Rockwell Automation, Inc. and subsidiaries for the periods ended December 31, 2004 and 2003, and have issued our report dated January 28, 2005, and for the periods ended March 31, 2005 and 2004, and have issued our report dated April 28, 2005; because we did not perform an audit, we expressed no opinion on that information.

                 We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, respectively, are being incorporated in this Registration Statement.

                 We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin